UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): October 20, 2016

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry Into a Material Definitive Agreement

Hollywood Casino Jamul-San Diego (the “Casino”), a gaming and entertainment facility owned by Jamul Indian Village Development Corporation (“JIV”), opened to the public on October 10, 2016.  After serving as the developer of the project, San Diego Gaming Ventures, LLC (“SDGV”), a subsidiary of Penn National Gaming, Inc. (the “Company”), is providing casino management and branding services for the Casino under seven year agreements. JIV is a body corporate and politic existing as an instrumentality of the Jamul Indian Village of California, a federally recognized Indian tribe (the “Tribe”).

On October 20, 2016, JIV obtained long term secured financing, consisting of revolving and term loan credit facilities (the “Credit Facilities”) totaling approximately $460 million.  The Credit Facilities, all of which are due in 2022, consist of a $5 million revolving credit facility, a $340 million term loan B facility and a $98 million term loan C facility.  Citizens Bank, N.A., Fifth Third Bank and Goldman Sachs Bank USA served as Joint Lead Arrangers and Joint Bookrunners for the Credit Facilities. The revolving credit facility will be provided by various commercial banks; the term loan B facility will be held by an affiliate of Och-Ziff Real Estate; and the term loan C facility will be held by SDGV.  SDGV will also provide up to an additional $15 million of delayed draw term loan C commitments to fund certain roadway improvement costs.  The various Credit Facilities rank pari passu with each other.  However, if, on the first anniversary of the opening of the Casino, JIV has not achieved a senior secured net leverage ratio equal to or less than 5.0 to 1.0, then all or a portion of the term loan C facility will become subordinated to the other Credit Facilities to the extent necessary such that, after giving effect to such conversion, such senior secured net leverage ratio is 5.0 to 1.0.  The rights of SDGV and the Company to receive management and intellectual property license fees are subordinated to the claims of the lenders under the Credit Facilities and are subject to certain conditions contained in the Credit Facilities.

Approximately $274 million of the proceeds from the Credit Facilities were used to repay SDGV for previous loans to fund the construction and development of the Casino and to retire certain debt of the Tribe.  The Company expects to use the funds received from such repayment to repay borrowings under its corporate revolving credit facility and for general corporate purposes.

As a condition to the availability of the Credit Facilities, the Company provided a limited completion guarantee, in favor of the administrative agent under the Credit Facilities, to provide up to $15 million of additional loans related to the construction and opening of the Casino, as well as certain post opening construction costs.  Of these loans, $10 million may be funded under the Credit Facilities as part of the term loan C facility, while any additional loans would be subordinated loans. The term loan C facility bears interest at LIBOR plus 8.50% with a 1% LIBOR floor (or, at the JIV’s election, a base rate determined by reference to the prime rate, the federal funds effective rate or LIBOR, as applicable, plus 7.50%), and the subordinated loans will bear interest at 14.0% (with 12.0% to be paid in cash and 2.0% to be paid-in-kind).

Subject to certain exceptions, any prepayment of the term loan B facility prior to the 45-month anniversary of the closing date will be subject to the following prepayment penalties: (i) if prior to the 21-month anniversary of the closing date, the interest payments from the date of prepayment to the 21-month anniversary of the closing date, plus 4% of the amount prepaid; (ii) if between the 21-month anniversary of the closing date and the 33-month anniversary of the closing date, 4% of the amount prepaid and (iii) if between the 33-month anniversary of the closing date and the 45-month anniversary of the closing Date: 1% of the amount prepaid.

A copy of the credit agreement relating to the Credit Facilities is filed herewith as Exhibit 10.1 and is incorporated by reference in this Item 1.01.  The foregoing description of this agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof.

On October 20, 2016, the Company issued a press release announcing the closing of the financing, a copy of which press release is filed as Exhibit 99.1 to this report.

Item 9.01.                                        Financial Statements and Exhibits.

 (d) Exhibits

Exhibit Number	Description

10.1

Revolving Credit and Term Loan Agreement, dated as of October 20, 2016, by and among the Jamul Indian Village Development Corporation, as borrower, the Jamul Indiana Village of California, the Administrative Agent, the financial institutions from time to time party thereto in the capacity of lenders and the other agents and arrangers party thereto.

99.1	Press Release dated October 20, 2016 of Penn National Gaming, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN NATIONAL GAMING, INC.

Date: October 20, 2016	By:	/s/ Saul V. Reibstein
	Name:	Saul V. Reibstein
	Title:	Executive Vice President, Finance Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Revolving Credit and Term Loan Agreement, dated as of October 20, 2016, by and among the Jamul Indian Village Development Corporation, as borrower, the Jamul Indiana Village of California, the Administrative Agent, the financial institutions from time to time party thereto in the capacity of lenders and the other agents and arrangers party thereto.

99.1	Press Release dated October 20, 2016 of Penn National Gaming, Inc.